EXHIBIT 99.1

Tupperware Brands Reports Second Quarter Results

  Second quarter sales down 2% (up 3% in local currency+) versus last year.
  GAAP diluted E.P.S. $0.93, versus $1.43 last year. Adjusted*, diluted E.P.S. $1.47, up 11% in local currency.
  Sequential quarter over quarter sales improvement in Beauty North America segment.

ORLANDO, Fla., July 23, 2014 (GLOBE NEWSWIRE) -- (NYSE:TUP) Tupperware Brands Corporation today announced second quarter 2014 operating results.

Rick Goings, Chairman and CEO, commented, "While sales results slowed this quarter, we were still able to achieve adjusted E.P.S. in our guidance range. Overall, the business continued to grow, with several markets achieving 20%+ local currency sales increases including Brazil, China, Italy and Turkey. Both businesses in our North America beauty segment also showed significant sequential sales improvement. Having said this, the quarter was challenging in several aspects. We were up against strong comparisons from prior year when we had our strongest quarterly local currency sales growth at 8%, as well as some external and internal challenges, particularly in Germany. However, our 2.9 million sales force members continue to operate their businesses and earn income to help support their families."

Goings continued, "The four pillars of our business model enable us to succeed. By focusing and delivering on these pillars: innovative premium quality products; an entertaining selling situation, or party; compelling sales force compensation; and leveraging of direct-to-consumer fundamentals, I am confident that through the strength of our management teams around the world we will see better future sales and profit growth in spite of the challenges we'll inevitably encounter."

Second Quarter Executive Summary

  Second quarter 2014 net sales were $674 million. Emerging markets**, accounting for 66% of sales, achieved a 10% increase in local currency. Established markets were down 7% in local currency, largely driven by poor results in Germany.

  GAAP net income of $47.6 million includes $22.2 million for the impact from currency devaluations in Venezuela, including translating net monetary assets on the June 28 balance sheet at the SICAD II rate of 50 Venezuelan bolivars/dollar versus the previous rate of 10.8 bolivars/dollar. Net income down 38% versus prior year GAAP net income of $76.3 million. Excluding foreign currency, net income was down 31% versus prior year. Adjusted diluted E.P.S. of $1.47 included 14 cents negative impact versus 2013 from changes in foreign exchange rates, which was 1 cent worse than included in April's guidance.

  Second quarter cash flow from operating and investing activities was $45 million, versus $49 million in prior year, primarily reflecting planned higher capital spending.

  In the second quarter, the Company returned $47 million to shareholders through a dividend payout of $33 million and the repurchase of 171 thousand shares for $14 million. Since 2007, 20 million shares have been repurchased for $1.2 billion, with $0.8 billion left under an authorization that runs until February 2017.

  Total sales force of 2.9 million was up 5% versus prior year at the end of the quarter, with continued advantages in most markets.

Second Quarter Business Highlights

Europe: Strong double digit increases in Turkey, Italy and Avroy Shlain in South Africa, offset by impact of lower activity in several markets including; Germany, CIS and Tupperware South Africa.

  Segment sales, down 5% versus last year in reported and local currency.

  Emerging markets were up 1% in local currency. Primarily driven by Turkey, up 28%, and Avroy Shlain in South Africa, up 27%, largely offset by CIS, down 38% primarily due to a much less active sales force, reflecting a difficult comparison.

  Established markets were down 8% in local currency. Germany with a slight sales force advantage at the end of the quarter, but significantly lower sales force activity, was down 29%. France's local currency sales were even with prior year, after having been down in the first quarter, and the unit ended the quarter with an 11% sales force advantage. Italy, up 32%, also ended the quarter with a double digit sales force size advantage.

Asia Pacific: Indonesia and China sales up double digits

  Sales for the segment were down 1% reported and up 6% in local currency, driven by the emerging markets up 9% in local currency, led by China, up 28%, Indonesia, the largest business unit in the world, up 16% and Malaysia/Singapore up 8%, partially due to shift in promotional timing. India, while down 9%, had a 5 point sequential improvement in its comparison. There is a continuing focus on mitigating macroeconomic factors in India, as well as focusing top end sales force leaders on recruiting, training and activating sales force members.

  Established markets, comprising 20% of the sales in the segment, were down 4% in local currency.

  Active sales force down 3%. The 9 percentage point difference between the sales and active seller comparisons was primarily related to a mix shift toward China and Indonesia that have much higher average order sizes than the segment overall and away from India and the Philippines.

Tupperware North America: Sales down, but better value chain management drove 20% increase in local currency operating income

  Segment sales, down 6% reported and down 5% in local currency. Tupperware Mexico sales down 3%, reflected less B2B sales versus prior year, which had a 5 percentage point negative impact on the sales comparison for the unit, and 2 percentage points on the whole segment.

  Tupperware United States and Canada sales were down 6% in local currency, compared with a more aggressive prior year promotional approach.  The focus continued on building and strengthening the sales force structure and leadership levels. Sales force size closed 2% above prior year.

Beauty North America: Fuller Mexico and BeautiControl show meaningful sequential sales improvement

  Sales for the segment were down 5% reported and 3% in local currency versus prior year, from the closing of the Armand Dupree business in the U.S.

  Fuller Mexico local currency sales were even with prior year, reflecting a 9 percentage point improvement versus prior quarter. Continued focus on stabilizing and growing the number of sales managers and total sales force size.

  BeautiControl sales were up 8%, after being down 17% in the first quarter, primarily driven by increased sales force activity. Continued focus on executing on the programs in place.

South America: Leveraging 14% sales force increase along with inflation driven price increases

  Sales up 9% reported and 33% in local currency, driven by Brazil and Venezuela. Brazil was up 22% in local currency primarily by leveraging a larger sales force size. Venezuela was up 90%, with sales of $23.7 million and profit of $9.5 million reflecting inflation driven price increases through much of the quarter. Last 2 weeks of quarter reflect government mandated price reductions, which will significantly impact future results.  Year to date Venezuela sales and profit are $56.6 million and $18.7 million, respectively.

  Active sales force up 6%. The 27 point difference between the sales and active seller comparisons primarily reflected the ongoing strategies to increase average order size in Argentina, and inflation related price increases throughout the segment.

2014 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's third quarter and full year 2014 guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Sept 27, 2014		Ended	Dec 27, 2014		Ended
	Low	High	Sept 28, 2013	Low	High	Dec 28, 2013
USD Sales Growth vs Prior Year	(2)%	0%	1%	(2)%	0%	3%

GAAP EPS	$0.54	$0.59	$0.95	$4.12	$4.22	$5.17
GAAP Pre-Tax ROS	7.2%	7.7%	10.8%	11.2%	11.3%	13.5%

Local Currency+ Sales Growth vs Prior Year	3%	5%	6%	4%	5%	6%
EPS Excluding Items*	$0.89	$0.94	$1.00	$5.40	$5.50	$5.43
Pre-Tax ROS Excluding Items	10.1%	10.5%	11.3%	13.9%	13.9%	14.1%

FX Impact on EPS Excluding Items Comparison(a)	($0.12)	($0.12)		($0.48)	($0.48)

(a) Impact of changes in foreign currency versus prior year are updated monthly and posted on: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

Full year 2014

  Net interest expense is expected to be around $46 million.
  Tax rate excluding items is expected to be 24.6%, and 28.9% on a U.S. GAAP basis.
  Reflects $130 million full-year open market share repurchases, of which $10 million is in the third quarter.
  Venezuela:
    Diluted EPS guidance includes Venezuela's operating activity translated at 6.3 Bs/$, 10.8 Bs/$ and 50.0 Bs/$ in the first quarter, second quarter and second half of 2014, respectively. New worse rate for second half versus April guidance increases full year negative foreign exchange impact on sales comparison by 0.9 percentage points and negative impact on E.P.S. by 10 cents.
    Due to government mandated price decreases, assume breakeven in second half of 2014, an incremental decrease in local currency versus April guidance of 6 cents per share.
    Change to SICAD II rate as of June 28th results in $15.8 million of expense ($0.30 per share) in second quarter from translating net monetary assets at the worse rate and $12.3 million ($0.25 per share) in the second half of the year, primarily in the third quarter, from amounts to be included in the income statement at historical, higher than then current exchange rates. Second quarter included $6.4 million ($0.12 per share) of expense for this type of item related to March 2014 change to the SICAD I rate. The expense impact from amounts on the balance sheet after both the first and second quarter adjustments are included in the U.S. GAAP earnings per share and return on sales data above, but not in the data excluding items.

Segment Level

  For the full year, sales in local currency are expected to be down slightly in Europe, up 6 to 8 percent in Asia Pacific, down mid-single digit in Tupperware and Beauty North America and up around 30% percent in the South America segment.

  Pre-tax return on sales without items for the full year, versus 2013, is expected to be down slightly in Europe, to increase modestly in Asia Pacific, to be up about 2 points in Tupperware North America,  and to decrease a little over one percentage point in Beauty North America and about 1 ½ points in South America.

* See Non-GAAP Financial Measures Reconciliation Schedules.

** The Company classifies Established Market Units as those operating in Western Europe (including Scandinavia), the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call and simultaneous webcast presentation including slides today, Wednesday, July 23, 2014, at 8:30 am Eastern time. The conference call and slides will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, changes in the fair value of previously acquired businesses and trade names, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the

Company's non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated. These devaluations have occurred recently for reporting purposes in the first quarter of 2013 and the first and second quarters of 2014.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

TUPPERWARE BRANDS CORPORATION
SECOND QUARTER SALES STATISTICS*

(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%		Active Sales Force	Inc/(Dec) vs. Q2 '13%		Total Sales Force	Inc/(Dec) vs. Q2 '13%
Europe++	(5)	(5)		96,766	(6)		702,146	11	[f]
Asia Pacific++	(1)	6		229,625	(3)	[a]	1,014,197	6
TW North America	(6)	(5)	[b]	105,020	3	[c]	346,575	1
Beauty North America	(5)	(3)	[d]	247,164	(3)		470,694	(8)
South America	9	33		106,100	6	[e]	388,219	14
Total All Units	(2)	3	[b,d]	784,675	(1)		2,921,831	5

Emerging Market Units

Europe	(8)	1		64,097	(7)		517,353	13	[f]
Asia Pacific	1	9		199,206	(2)	[a]	905,315	6
TW North America	(5)	(3)	[b]	94,309	3		262,151	1
Beauty North America	(4)	--		219,779	(4)		399,522	(7)
South America	9	33		106,100	6	[e]	388,219	14
Total Emerging Market Units	--	10	[b]	683,491	(1)		2,472,560	6

Established Market Units

Europe++	(4)	(8)		32,669	(4)		184,793	7
Asia Pacific++	(7)	(4)		30,419	(3)		108,882	3
TW North America	(7)	(6)		10,711	1	[c]	84,424	2
Beauty North America	(10)	(10)	[d]	27,385	2		71,172	(13)
South America	--	--		--	--		--	--
Total Established Market Units	(5)	(7)	[d]	101,184	(2)		449,271	1

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
++ Effective as of the beginning of 2014, Nutrimetics France is being managed by and reported in the Asia Pacific segment. Prior year information has been reclassified.
Notes
[a] Local currency sales increase above active seller increase reflected a mix shift toward China, Indonesia and Malaysia/Singapore, which have higher than average order sizes, including in China because it operates an outlet model without a traditional sales force, and away from India that has a lower than average order size.
[b] Lower B2B sales in Mexico had a 2, 5, 0.3 and 0.5 point negative impact on the local currency sales comparisons for total Tupperware North America, Tupperware North America emerging markets, total Company and total emerging markets, respectively.
[c] The increase in the active seller comparison versus the local currency sales decrease in Tupperware North America established markets reflected the nature of the promotional programs used in the quarter, which were aimed to a greater degree than in 2013 at engaging more of the sales force, with the trade-off of a lower average order size.
[d] In April 2014, the Company ceased operating its Armand Dupree business in the United States. This had a negative impact on the local currency sales comparisons of 5, 18, 0.6 and 1 point for total Beauty North America, Beauty North America established markets, total Company and total established markets, respectively. This also negatively impacted the total and active sales force comparisons in these captions.
[e] The active seller comparison in South America lagging the local currency sales increase primarily reflected inflation related price increases across the segment and a shift towards Brazil.
[f] The most significant factors in the better total sales force size versus active sales force size comparison in Europe were less multiple weekly orders in each monthly sales cycle by the Tupperware South Africa sales force, along with more conservative activity information reported by the distributors in the CIS.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
(In millions, except per share data)	2014	2013	2014	2013

Net sales	$ 674.3	$ 688.4	$ 1,337.5	$ 1,351.3
Cost of products sold	225.7	226.0	447.3	448.8
Gross margin	448.6	462.4	890.2	902.5

Delivery, sales and administrative expense	348.6	349.3	693.1	697.8
Re-engineering charges	3.4	2.2	5.7	4.4
Gains on disposal of assets	0.5	0.2	2.3	0.2
Operating income	97.1	111.1	193.7	200.5

Interest income	0.5	0.7	1.2	1.3
Interest expense	11.6	10.3	24.0	19.2
Other expense	16.0	0.7	30.1	3.6
Income before income taxes	70.0	100.8	140.8	179.0
Provision for income taxes	22.4	24.5	41.0	44.5
Net income	$ 47.6	$ 76.3	$ 99.8	$ 134.5

Net income per common share:

Basic earnings per share	$ 0.95	$ 1.46	$ 1.99	$ 2.54

Diluted earnings per share	$ 0.93	$ 1.43	$ 1.95	$ 2.49

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				26 Weeks	26 Weeks
	Ended	Ended	Reported	Restated*	Foreign	Ended	Ended	Reported	Restated*	Foreign
	June 28,	June 29,	%	%	Exchange	June 28,	June 29,	%	%	Exchange
	2014	2013	Inc (Dec)	Inc (Dec)	Impact *	2014	2013	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 186.3	$ 196.7	(5)	(5)	$ (0.6)	$ 399.6	$ 411.6	(3)	(2)	$ (5.0)
Asia Pacific	211.1	212.8	(1)	6	(14.1)	410.1	415.2	(1)	8	(34.6)
TW North America	93.4	99.7	(6)	(5)	(1.8)	174.9	182.5	(4)	(2)	(4.3)
Beauty North America	77.7	81.8	(5)	(3)	(2.1)	151.2	167.3	(10)	(7)	(5.1)
South America	105.8	97.4	9	33	(17.9)	201.7	174.7	15	39	(30.0)

	$ 674.3	$ 688.4	(2)	3	$ (36.5)	$ 1,337.5	$ 1,351.3	(1)	5	$ (79.0)

Segment profit (loss):
Europe	$ 27.9	$ 34.2	(18)	(17)	$ (0.3)	$ 68.2	$ 71.7	(5)	(4)	$ (1.0)
Asia Pacific	46.5	46.5	--	9	(4.1)	87.4	89.0	(2)	10	(9.4)
TW North America	19.8	17.0	17	20	(0.5)	33.4	29.3	14	18	(1.0)
Beauty North America	3.0	7.1	(57)	(56)	(0.3)	2.3	13.5	(83)	(82)	(0.7)
South America	(0.4)	22.0	--	--	(3.7)	3.0	27.7	(89)	(87)	(4.9)

	96.8	126.8	(24)	(18)	(8.9)	194.3	231.2	(16)	(9)	(17.0)

Unallocated expenses	(12.9)	(14.4)	(10)	(15)	(0.7)	(27.3)	(30.1)	(9)	(14)	(1.5)
Gains on disposal of assets including insurance recoveries	0.5	0.2	+	+	--	2.3	0.2	+	+	--
Re-engineering and impairment charges	(3.4)	(2.2)	51	51	--	(5.7)	(4.4)	29	29	--
Interest expense, net	(11.0)	(9.6)	15	15	--	(22.8)	(17.9)	27	27	--

Income before taxes	70.0	100.8	(30)	(23)	(9.6)	140.8	179.0	(21)	(12)	(18.5)
Provision for income taxes	22.4	24.5	(8)	1	(2.3)	41.0	44.5	(8)	2	(4.5)
Net income	$ 47.6	$ 76.3	(38)	(31)	$ (7.3)	$ 99.8	$ 134.5	(26)	(17)	$ (14.0)

Net income per common share (diluted)	$ 0.93	$ 1.43	(35)	(28)	(0.14)	$ 1.95	$ 2.49	(22)	(13)	(0.26)

Weighted Average number of diluted shares	51.1	53.5				51.1	54.1

* 2014 actual compared with 2013 translated at 2014 exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(In millions except per share data)
	13 Weeks Ended June 28, 2014				13 Weeks Ended June 29, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$ 27.9	$ --		$ 27.9	$ 34.2	$ --		$ 34.2
Asia Pacific	46.5	1.1	a, d	47.6	46.5	0.2	a	46.7
TW North America	19.8	--		19.8	17.0	--		17.0
Beauty North America	3.0	2.5	a, d	5.5	7.1	0.2	a	7.3
South America	(0.4)	22.4	a, b	22.0	22.0	0.3	b	22.3
	96.8	26.0		122.8	126.8	0.7		127.5

Unallocated expenses	(12.9)	--		(12.9)	(14.4)	--		(14.4)
Gains on disposal of assets	0.5	(0.5)	c	--	0.2	(0.2)	c	--
Re-eng and impairment chgs	(3.4)	3.4	d	--	(2.2)	2.2	d	--
Interest expense, net	(11.0)	--		(11.0)	(9.6)	--		(9.6)
Income before taxes	70.0	28.9		98.9	100.8	2.7		103.5
Provision for income taxes	22.4	1.4	e	23.8	24.5	0.7	e	25.2
Net income	$ 47.6	$ 27.5		$ 75.1	$ 76.3	$ 2.0		$ 78.3

Net income per common share (diluted)	$ 0.93	$ 0.54		$ 1.47	$ 1.43	$ 0.03		$ 1.46

	26 Weeks Ended June 28, 2014				26 Weeks Ended June 29, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$ 68.2	$ --		$ 68.2	$ 71.7	$ --		$ 71.7
Asia Pacific	87.4	1.7	a, d	89.1	89.0	0.3	a	89.3
TW North America	33.4	--		33.4	29.3	--		29.3
Beauty North America	2.3	6.2	a, d	8.5	13.5	0.3	a	13.8
South America	3.0	36.0	a, b	39.0	27.7	4.2	b	31.9
	194.3	43.9		238.2	231.2	4.8		236.0

Unallocated expenses	(27.3)	--		(27.3)	(30.1)	--		(30.1)
Gains on disposal of assets including insurance rec	2.3	(2.3)	c	--	0.2	(0.2)	c	--
Re-eng and impairment chgs	(5.7)	5.7	d	--	(4.4)	4.4	d	--
Interest expense, net	(22.8)	--		(22.8)	(17.9)	--		(17.9)
Income before taxes	140.8	47.3		188.1	179.0	9.0		188.0
Provision for income taxes	41.0	5.1	e	46.1	44.5	0.9	e	45.4
Net income	$ 99.8	$ 42.2		$ 142.0	$ 134.5	$ 8.1		$ 142.6

Net income per common share (diluted)	$ 1.95	$ 0.83		$ 2.78	$ 2.49	$ 0.14		$ 2.63

(a) Amortization of intangibles of acquired beauty units.

(b) As a result of step devaluations in the Venezuelan bolivar from 5.3 bolivars per U.S. dollar to 6.3, 10.8 and 50.0 bolivars per U.S. dollar as of the end of January 2013, March 2014 and June 2014, respectively, the Company had impacts of $22.2 million and $35.7 million in the second quarter and year-to-date periods of 2014 and $0.3 million and $4.2 million in the second quarter and year-to-date periods of 2013. These amounts related to expense from translating bolivar denominated net monetary assets at the lower exchange rates at the times of the devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at which the amounts went on the balance sheet, rather than the exchange rates in use when they were included in income.

(c) Gain on disposal of assets of $2.3 million in 2014 is primarily from the sale of land near the Orlando, FL headquarters in the first quarter and $0.5 million from the sale of a facility in Australia in the second quarter. Gain on disposal of assets of $0.2 million in 2013 is from the sale of a facility in Australia.

(d) In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, and in 2014, the decision to cease operating its Armand Dupree business in the United States and its Nutrimetics business in Thailand.

(e) Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	26 Weeks Ended	26 Weeks Ended
	June 28,	June 29,
(In millions)	2014	2013

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 42.4	$ 71.4

INVESTING ACTIVITIES
Capital expenditures	(31.2)	(23.8)
Proceeds from disposal of property, plant & equipment	5.5	7.1

Net cash used in investing activities	(25.7)	(16.7)

FINANCING ACTIVITIES
Dividend payments to shareholders	(65.2)	(52.7)
Net proceeds from issuance of senior notes	--	200.0
Repurchase of common stock	(31.4)	(203.7)
Repayment of long-term debt and capital lease obligations	(2.0)	(1.4)
Net change in short-term debt	63.5	(17.9)
Debt issuance costs	--	(0.7)
Proceeds from exercise of stock options	10.7	16.7
Excess tax benefits from share-based payment arrangements	7.1	9.8

Net cash used in financing activities	(17.3)	(49.9)

Effect of exchange rate changes on cash and cash equivalents	(44.0)	(12.2)

Net change in cash and cash equivalents	(44.6)	(7.4)

Cash and cash equivalents at beginning of year	127.3	119.8

Cash and cash equivalents at end of period	$ 82.7	$ 112.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Jun. 28,	Dec. 28,
(In millions)	2014	2013

Assets

Cash and cash equivalents	$ 82.7	$ 127.3
Other current assets	712.9	651.7
Total current assets	795.6	779.0

Property, plant and equipment, net	301.4	300.9

Other assets	796.6	764.0

Total assets	$ 1,893.6	$ 1,843.9

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$ 299.1	$ 235.4
Accounts payable and other current liabilities	461.7	502.1

Total current liabilities	760.8	737.5

Long-term debt	617.8	619.9

Other liabilities	229.6	233.6

Total shareholders' equity	285.4	252.9

Total liabilities and shareholders' equity	$ 1,893.6	$ 1,843.9

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Jun. 28, 2014: 2.04 times

*Adjusted EBITDA as defined in the Company's credit agreement under Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 23, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	Third Quarter	Third Quarter
	2013 Actual	2014 Outlook
		Range
		Low	High

Income before income taxes	$ 65.2	$ 43.0	$ 46.5

Income tax	15.3	15.5	16.3
Effective Rate	23%	36%	35%

Net Income (GAAP)	$ 49.9	$ 27.5	$ 30.2

% change from prior year		-45%	-39%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.8)	$ --	$ --
Impact of Venezuelan bolivar devaluation	--	11.9	11.9
Re-engineering and other restructuring costs	2.6	2.2	2.2
Acquired intangible asset amortization	1.2	3.0	3.0
Income tax (2)	(0.5)	0.6	0.6
Net Income (adjusted)	52.4	45.2	47.9

Exchange rate impact (3)	(6.5)	--	--
Net Income (adjusted and 2013 restated for currency changes)	45.9	45.2	47.9

% change from prior year		-2%	4%

Net income (GAAP) per common share (diluted)	$ 0.95	$ 0.54	$ 0.59

% change from prior year		-43%	-38%

Net Income (adjusted) per common share (diluted)	$ 1.00	$ 0.89	$ 0.94

Net Income (adjusted & restated) per common share (diluted)	$ 0.88	$ 0.89	$ 0.94

% change from prior year		1%	7%

Average number of diluted shares (millions)	52.4	51.0	51.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates
See the note related to Venezuela exchange rate on the following page.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 23, 2014

(UNAUDITED)

($ in millions, except per share amounts)
	Full Year	Full Year
	2013 Actual	2014 Outlook
		Range
		Low	High

Income before income taxes	$ 360.4	$ 295.2	$ 301.9

Income tax	86.2	85.5	87.2
Effective Rate	24%	29%	29%

Net Income (GAAP)	$ 274.2	$ 209.7	$ 214.7

% change from prior year		-24%	-22%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ (0.7)	$ (2.3)	$ (2.3)
Re-engineering and other restructuring costs	9.3	11.8	11.8
Impact of Venezuelan bolivar devaluations	4.2	48.0	48.0
Acquired intangible asset amortization	4.8	12.0	12.0
Income tax (2)	(3.5)	(4.0)	(4.0)
Net Income (adjusted)	288.3	275.2	280.2

Exchange rate impact (3)	(25.5)	--	--
Net Income (adjusted and 2013 restated for currency changes)	262.8	275.2	280.2

% change from prior year		5%	7%

Net income (GAAP) per common share (diluted)	$ 5.17	$ 4.12	$ 4.22

% change from prior year		-20%	-18%

Net Income (adjusted) per common share (diluted)	$ 5.43	$ 5.40	$ 5.50

Net Income (adjusted & restated) per common share (diluted)	$ 4.95	$ 5.40	$ 5.50

% change from prior year		9%	11%

Average number of diluted shares (millions)	53.1	50.9	50.9

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates
As it relates to Venezuela, the Company's outlook includes operating activity translated at 6.3 Bs/$, 10.8 Bs/$ and 50.0 Bs/$ in the first quarter, second quarter and second half of 2014, respectively.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA *

(UNAUDITED)
	As of and for
	the Four Quarters
	Ended
	Jun 28,
	2014
Adjusted EBITDA:
Net income	$ 239.5
Add:
Depreciation and amortization	61.9
Gross interest expense	45.0
Provision for income taxes	82.7
Pretax non-cash re-engineering and impairment charges	2.4
Equity compensation	20.3
Deduct:
Gains on land sales, insurance recoveries, etc.	(2.8)

Total Adjusted EBITDA	$ 449.0

Consolidated total debt	$ 916.9
Divided by adjusted EBITDA	449.0

Debt to Adjusted EBITDA Ratio	2.04	(a)

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.

(a) There is a $35.7 million impact on adjusted EBITDA from the Venezuelan bolivar devaluations as of the end of March and June 2014, that increased the debt to adjusted EBITDA ratio by 0.15.
CONTACT: Investor Contact:
         Teresa Burchfield (407) 826-4475